Exhibit E

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of February 4, 2026, is entered into between NGAI Kwan (the “Seller”), a director and the co-CEO of AsiaStrategy (Nasdaq: SORA), Sora Ventures II Master Fund, a Cayman Islands exempted company (Company number: 399705) (the “Buyer”), and Sora Vision Limited, a British Virgin Islands business company (BVI company number 2172255).

RECITALS

WHEREAS, Seller currently owns 49.0% of the issued and outstanding ordinary shares with no par value (the “Shares”), being Four Thousand Nine Hundred (4,900) Shares, in Sora Ventures Global Limited (formerly known as Pride River Limited), a British Virgin Islands business company (BVI company number 2150283) (the “Company”);

WHEREAS, Sora Vision Limited, a British Virgin Islands business company (BVI company number 2172255), currently owns 30.0% of the issued and outstanding Shares, being Three Thousand (3,000) Shares, in the Company;

WHEREAS, Buyer currently owns 21.0% of the issued and outstanding Shares, being Two Thousand and One Hundred (2,100) Shares, in the Company; and

WHEREAS, Seller wishes to sell to Buyer, and the Buyer wishes to purchase from Seller, Two Thousand and Six Hundred (2,600) Shares, constituting 26.0% of the total equity of the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in ARTICLE II), Seller shall sell to Buyer, and Buyer shall purchase from Seller, 2,600 Shares free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price for the 2,600 Shares shall be Two Million U.S. Dollars (US$2,000,000) (the “Purchase Price”) payable by the Buyer within five (5) business after signing of this Agreement. Buyer shall pay the Purchase Price to Seller by such date in cash by wire transfer to the following bank account:

Bank Name: [REDACTED]

Swift Code: [REDACTED]

Bank Code: [REDACTED]

ACC No: [REDACTED]

ACC Name: [REDACTED]

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before one (1) week from the payment of the Purchase Price (the “Closing Date”) remotely by electronic means, or such date, place or manner as the parties may mutually agree upon, including remotely by exchange of documents and signatures. This Agreement shall lapse and terminate if Closing does not happen within one year from the date of this Agreement.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a)  Share certificates evidencing the Two Thousand and Six Hundred (2,600) Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required share transfer tax stamps affixed thereto.

(b)  The Seller shall use its best endeavors to procure a certificate of an officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and (if required) the shareholders of the Company authorizing the sale and transfer of the 2,600 Shares, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller or the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect.

(c)  The Seller shall use its best endeavors to procure irrevocable instructions of the Company to its registered agent to update the register of members and make the relevant filing to the Registrar of Corporate Affairs in the British Virgin Islands and the due submission of all required KYC documents of Buyer in the forms provided by Buyer to reflect the transfer of the Two Thousand and Six Hundred (2,600) Shares, constituting 26.0% of the total equity of the Company, as contemplated by this Agreement, or the updated register of members, as the Buyer may require.

(d)  The Seller shall use its best endeavors to procure a certificate of incumbency for the Company issued by the registered agent of the Company confirming that the Buyer and Sora Vision Limited are the record holders and owners of a total of Seven Thousand and Seven Hundred (7,700) Shares, constituting 77.0% of the total equity of the Company, which includes the 3,000 Shares currently held by Sora Vision Limited, the 2,100 Shares currently held by Buyer and the Shares purchased pursuant to this Agreement, free and clear of all Encumbrances.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller a certificate of the secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party. The Purchase Price shall only be payable in accordance with Section 1.02.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and for each day up to and including on Closing.

Section 3.01 Organization and Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 Organization, Authority, and Qualification of the Company. The Company is a business company duly incorporated, validly existing, and in good standing under the Laws of the British Virgin Islands and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted.

Section 3.03 Capitalization.

(a)  The authorized shares of the Company consist of Fifty Thousand (50,000) Shares with no par value, of which Ten Thousand (10,000) Shares are issued and outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Two Thousand and Six Hundred (2,600) Shares, Buyer and Sora Vision Limited shall collectively own 77.0% of all of the issued and outstanding Shares and 77.0% of the total equity of the Company, free and clear of all Encumbrances.

(b)  All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

Section 3.04 Reserved.

Section 3.05 Subsidiaries and Interest in AsiaStrategy. The Company owns 14,450,000 ordinary shares of par value US$0.0005 each in AsiaStrategy (Nasdaq: SORA), a Cayman Islands exempted company listed on Nasdaq, constituting approximately 58.116% of the total issued and outstanding shares of AsiaStrategy. Other than such ownership interest in AsiaStrategy, the Company does not have, or have the right to acquire, an ownership interest in any other person or entity.

Section 3.06 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any governmental authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or the Company; (b) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (c) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Seller or the Company.

Section 3.07 Legal Proceedings; Governmental Orders.

(a)  There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summonses, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Seller’s or the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)  There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.08 Reserved.

Section 3.09 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in any disclosure schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.10 Regulation S. This transfer and sale is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and, accordingly, Seller hereby further certifies that (i) the offer and sale is not being made to a person in the United States and at the time the buy order was originated, each of the Seller and Buyer was outside the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) none of the Seller, the Buyer and its respective affiliates is a U.S. Person as defined in Regulation S.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. The Buyer is a company duly incorporated, validly existing, and in good standing under the Laws of its incorporation. The Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to the Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. The Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer acknowledges that Seller has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Regulation S. This transfer and sale is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and, accordingly, the Buyer hereby further certifies that (i) the offer and sale is not being made to a person in the United States and at the time the buy order was originated, the Buyer was outside the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) none of the Buyers and its affiliates is a U.S. Person as defined in Regulation S.

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, each party shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that such party can show that such information: (a) is generally available to and known by the public through no fault of the party, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by the party, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If any party or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such party shall promptly notify the other party in writing and shall disclose only that portion of such information which is legally required to be disclosed.

Section 5.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.03 Notice For Issuing New Shares. Should the Buyer and Sora Vision Limited cause or permit the Company to issue any additional shares or securities convertible into or exercisable for shares of the Company (a “Dilutive Issuance”), the Buyer, Sora Vision Limited and the Company shall provide written notice to the Seller at least five business days prior to such issuance.

ARTICLE VI
Miscellaneous

Section 6.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to Seller:	Address: [REDACTED] Email: [REDACTED] Attention: Ngai Kwan – Tony

If to Buyer or Sora Vision Limited:	Address: [REDACTED] Email: [REDACTED] Attention: Jason Kin Hoi Fang

Section 6.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 6.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 6.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER: Ngai Kwan

By	/s/ Ngai Kwan
Name:	Ngai Kwan
(Director and Co-CEO of AsiaStrategy)

BUYER: Sora Ventures II Master Fund

By	/s/ Jason Kin Hoi Fang
Name:	Jason Kin Hoi Fang
Title:	Director of Sora Ventures II Master Fund
(Director and Co-CEO of AsiaStrategy)

Sora Vision Limited

By	/s/ Jason Kin Hoi Fang
Name:	Jason Kin Hoi Fang
Title:	Director of Sora Vision Limited